DESCRIPTION OF CAPITAL STOCK OF ADT INC.
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, ADT Inc. (the “company,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.01 per share. The following description of ADT’s capital stock summarizes certain provisions of our restated certificate of incorporation and our amended and restated bylaws. The description is intended as a summary, and is qualified in its entirety by reference to our restated certificate of incorporation and our amended and restated bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K.

References to “Apollo” and the “Sponsor” refer to certain investment funds directly or indirectly managed by Apollo Global Management Inc., its subsidiaries and its affiliates. References to “Ultimate Parent” refer to Prime Security Services TopCo Parent, LP, our direct parent company. Defined terms used herein, but otherwise not defined, shall have the meaning ascribed to them in this Annual Report on Form 10-K.
General
Pursuant to our amended and restated certificate of incorporation, our capital stock consists of 3,999,250,000 authorized shares, of which 3,999,000,000 shares, par value $0.01 per share, are designated as “common stock” and 250,000 shares, par value $0.01 per share, are designated as “preferred stock.” As of December 31, 2019, we had 753,622,044 shares of common stock issued and outstanding.
Common Stock
Voting Rights. Except as otherwise required by applicable law or our amended and restated certificate of incorporation, the holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders generally.
Dividend Rights. Subject to applicable law and the rights of holders of any outstanding series of preferred stock, all shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources.
Liquidation Rights. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision of any of our debts and other liabilities, and subject to the rights of any holders of any outstanding series of preferred stock, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders.
Other Matters. Holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us, except with respect to common stock issued in connection with the exercise of options issued pursuant to our 2016 Equity Incentive Plan, which is subject to a call right by our Sponsor.
Preferred Stock
Pursuant to our amended and restated certificate of incorporation, our board of directors is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of preferred stock, for the issuance from time to time of shares of preferred stock in one or more series and, by filing a certificate of designation with the Secretary of State of the State of Delaware in accordance with the DGCL, to establish the number of shares to be included in each such series and the powers (including voting powers, if any), designations, preferences and relative, participating, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof, of each series as our board of directors from time to time may adopt by resolution. Each series of preferred stock will consist of an authorized

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number of shares as will be stated and expressed in the certificate of designations providing for the creation of the series.
Composition of Board of Directors; Election and Removal of Directors
In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors comprising our board of directors is determined from time to time exclusively by our board of directors; provided that the number of directors shall not exceed fifteen (15).

Currently, the total number of directors constituting the board of directors is eleven. Our certificate of incorporation provides for a board of directors divided into three classes (each as nearly as equal as possible and with directors in each class serving staggered three-year terms), consisting of four directors in Class I (currently Messrs. DeVries, Ryan, Solomon and Ms. Griffin), four directors in Class II (currently Messrs. Press, Nord, Africk and Winter) and three directors in Class III (currently Messrs. Rayman, Becker and Ms. Drescher). See “-Certain Corporate Anti-takeover Provisions-Classified Board of Directors.” Under our Stockholders Agreement, Ultimate Parent has the right, but not the obligation, to nominate (a) a majority of our directors, as long as our Sponsor beneficially owns 50% or more of our outstanding common stock, (b) 50% of our directors, as long as our Sponsor beneficially owns 40% or more, but less than 50% of our outstanding common stock, (c) 40% of our directors, as long as our Sponsor beneficially owns 30% or more, but less than 40% of our outstanding common stock, (d) 30% of our directors, as long as our Sponsor beneficially owns 20% or more, but less than 30% of our outstanding common stock, (e) 20% of our directors, as long as our Sponsor beneficially owns 5% or more, but less than 20% of our outstanding common stock.
In connection with the acquisition of The ADT Security Corporation (formerly named The ADT Corporation) in May 2016, funds affiliated with or managed by Apollo and certain other investors in our indirect parent entities (the “Co-Investors”) received certain rights, including the right of three Co-Investors to designate one person to serve as a director (such director, the “Co-Investor Designee”) as long as such Co-Investor’s ownership exceeds a specified threshold. Two such Co-Investor Designees resigned from our board of directors on November 14, 2017 and December 19, 2017, respectively, and their respective Co-Investors subsequently executed waiver letters whereby they each waive all rights to designate an individual to serve as a director. Currently, only one Co-Investor has the right to designate a Co-Investor Designee. Under the Stockholders Agreement, Ultimate Parent has the right, but not the obligation, to nominate the Co-Investor Designee to serve as members of our board of directors. Ultimate Parent’s right to nominate the Co-Investor Designee is in addition to Ultimate Parent’s right to nominate a specified percentage of the directors based on the percentage of our outstanding common stock beneficially owned by the Sponsor, as described above. We refer to the directors nominated by Ultimate Parent at the direction of our Sponsor based on such percentage ownership as the “Apollo Designees” and we refer to the Co-Investor Designee and the Apollo Designees collectively as the “Sponsor Directors.”
Each director is to hold office for a three year term and until the annual meeting of stockholders for the election of the class of directors to which such director has been elected and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancy on our board of directors (other than in respect of a Sponsor Director) will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any vacancy on our board of directors in respect of an Apollo Designee will be filled only by a majority of the Apollo Designees then in office or, if there are no such directors then in office, our Sponsor. Any vacancy on our board of directors in respect of the Co-Investor Designee will be filled only by a majority of the Sponsor Directors then in office or, if there are no such directors then in office, our Sponsor. Under our amended and restated certificate of incorporation, stockholders do not have the right to cumulative votes in the election of directors. At any meeting of our board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes, except that if funds affiliated with or managed by Apollo own any shares of our common stock and there is at least one member of our board of

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directors who is an Apollo representative, then that representative must be present for there to be a quorum unless each Apollo representative waives his or her right to be included in the quorum at such meeting.
Certain Corporate Anti-takeover Provisions
Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock
Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preference and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors in each class serving staggered three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, as described above in “-Composition of Board of Directors; Election and Removal of Directors.”
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, that from and after the time Apollo and its affiliates cease to beneficially own, in the aggregate, at least 50.1% of our outstanding common stock, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Any vacancy caused by the removal of an Apollo nominee shall only be filled by Apollo. Any vacancy on our board of directors (other than in respect of a Sponsor Director) will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any vacancy on our board of directors in respect of an Apollo Designee will be filled only by a majority of the Apollo Designees then in office or, if there are no such directors then in office, our Sponsor. Any vacancy on our board of directors in respect of a Co-Investor Designee will be filled only by a majority of the Sponsor Directors then in office or, if there are no such directors then in office, our Sponsor, as described above in “-Composition of Board of Directors; Election and Removal of Directors.”

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No Cumulative Voting
Our amended and restated certificate of incorporation does not provide stockholders the right to cumulate votes in the election of directors.
Special Meetings of Stockholders
Our amended and restated certificate of incorporation provides that if less than 50.1% of our outstanding common stock is beneficially owned by Apollo, special meetings of the stockholders may be called only by the chairman of the board of directors or by the secretary at the direction of a majority of the directors then in office. For so long as at least 50.1% of our outstanding common stock is beneficially owned by Apollo, special meetings must be called by the secretary at the written request of the holders of a majority of the voting power of the then outstanding common stock. The business transacted at any special meeting will be limited to the proposal or proposals included in the notice of the meeting.

Stockholder Action by Written Consent
Subject to the rights of the holders of one or more series of our preferred stock then outstanding, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of our stockholders; provided, that prior to the time at which Apollo ceases to beneficially own at least 50.1% of our outstanding common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered in accordance with applicable Delaware law.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide that stockholders who are not parties to the Stockholders Agreement and who are seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
All the foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

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Delaware Takeover Statute
Our amended and restated certificate of incorporation provides that we are not governed by Section 203 of the DGCL. In the absence of the provision of our amended and restated certificate of incorporation electing not to be governed by Section 203, we would have been subject to the restrictions on business combinations between us and our subsidiaries and interested stockholders as provided in Section 203.
However, our amended and restated certificate of incorporation includes a provision that restricts us from engaging in any “business combination” with an “interested stockholder” for three years following the date that person becomes an interested stockholder, unless

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before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Under our amended and restated certificate of incorporation, an “interested stockholder” generally does not include our Sponsor and any affiliate thereof or their direct and indirect transferees.
This provision of our amended and restated certificate of incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Amendment of Our Certificate of Incorporation
Under Delaware law, our amended and restated certificate of incorporation may be amended only with the affirmative vote of holders of at least a majority of the outstanding stock entitled to vote thereon.

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Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that, from and after the time Apollo ceases to beneficially own at least 50.1% of our outstanding common stock, in addition to any vote required by applicable law, our amended and restated certificate of incorporation or our amended and restated bylaws, the affirmative vote of holders of at least 66 2/3% of all of the outstanding shares of our capital stock entitled to vote thereon, voting together as a single class is required to amend the following provisions of our amended and restated certificate of incorporation:

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the provision authorizing the board of directors to designate one or more series of preferred stock and, by resolution, to provide the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of any series of preferred stock;

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the provisions providing for a classified board of directors, establishing the term of office of directors, relating to the removal of directors, and specifying the manner in which vacancies on the board of directors and newly created directorships may be filled;

•	the provisions authorizing our board of directors to make, alter, amend or repeal our amended and restated bylaws;

•	the provisions regarding the calling of special meetings and stockholder action by written consent in lieu of a meeting;

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the provisions eliminating, to the fullest extent permitted by law, the personal liability of a director for monetary damages to the corporation or its stockholders for breaches of fiduciary duty as a director;

•	the provisions providing for indemnification and advance of expenses of our directors and officers;

•	the provisions regarding competition and corporate opportunities;

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the provision specifying that, unless we consent in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware will be the sole and exclusive forum for intra-corporate disputes;

•	the provisions regarding entering into business combinations with interested stockholders;

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the provision requiring that, from and after the time Apollo ceases to beneficially owns at least 50.1% in voting power of our outstanding common stock, amendments to specified provisions of our amended and restated certificate of incorporation require the affirmative vote of 66 2/3% in voting power of our outstanding stock, voting as a single class; and

•
the provision requiring that, from and after the time Apollo ceases to beneficially owns at least 50.1% of our outstanding common stock, amendments by the stockholders to our amended and restated bylaws require the affirmative vote of 66 2/3% in voting power of our outstanding stock, voting as a single class.

Amendment of Our Bylaws
Our amended and restated bylaws provide that they can be amended by the vote of the holders of shares constituting a majority of the voting power or by the vote of a majority of the board of directors. However, our amended and restated certificate of incorporation provides that, from and after the time Apollo ceases to beneficially owns at least 50.1% in voting power of our outstanding common stock, in addition to any vote required under our amended and restated certificate of incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting as a single class, is required for the stockholders to alter, amend or repeal any provision of our amended and restated bylaws or to adopt any provision inconsistent therewith.
The provisions of the DGCL, our amended certificate and our amended bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit

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temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Exclusive Forum Selection
Unless we consent in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL or of our amended and restated certificate of incorporation or our amended and restated bylaws; or

•	any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions described in this paragraph. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.
Listing
Our shares of common stock are listed on the New York Stock Exchange under the symbol “ADT.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

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